EXHIBIT 1

Press Release

Newport Beach, CA-April 7, 2011-
PiVX Solutions, Inc (Pink Sheets: PIVX) is pleased to announce the launch of Adia Nutrition as a new subsidiary, creating business opportunities in health sector. Wen Peng, CEO of PiVX Solutions, said the company is "very pleased with the new venture with Adia Nutrition."

Adia Nutrition, headquartered in California, manufacturing naturally flavored probiotic drink powders, will utilize PiVX's marketing channels to market health awareness to the public. "We believe that Adia's expertise in their product lines will greatly contribute toward expanding our business," said Wen Peng.

About PivX Solutions, Inc.

PivX Solutions, Inc. has developed a variety of information security and digital forensics products and intellectual properties, including specialized computer communications equipment, computers, data storage devices and recordable media designed for use in data communications, data processing, and data storage applications that are sensitive to security or forensics. These lines of business and intellectual properties have become the basis of a new spin-out company known as Homeland Forensics and the company is now working on commercializing its next-generation of brands and global media properties.

The company has adopted a new corporate name for its exciting future: 3Me, Inc.

Additional information on PivX, including past news releases, is available at www.pivx.com and www.3me.tv.

CONTACT: PivX Solutions, Inc. Wen Peng, at 949-999-2702

USA: +1.949.999.2702

http://www.homelandforensics.com
http://www.pivx.com
http://www.3me.tv

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products, competitive factors, dependence upon third-party vendors, and other risks. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.